Exhibit 99.1

Rex Energy Corporation Adds Chief Operating Officer and Board Member

STATE COLLEGE, Pa., Apr 30, 2010 (GLOBE NEWSWIRE) — Rex Energy Corporation (“Rex Energy”) (Nasdaq:REXX) announced today that it will be adding Patrick M. McKinney to its executive management team as Executive Vice President and Chief Operating Officer. Mr. McKinney brings over 27 years of oil and gas experience in engineering, operations, finance and strategic planning to the Rex Energy management team.

Most recently, Mr. McKinney served as Senior Vice President, Engineering Operations with Cano Petroleum where he was instrumental in developing late stage assets for secondary and tertiary recovery. Furthermore, Mr. McKinney directed operations, engineering, and geology in addition to land and merger and acquisition activities for Cano Petroleum. Prior to joining Cano Petroleum, Mr. McKinney was Worldwide Strategic Portfolio Manager for Pioneer Natural Resources where he worked at a senior management level on projects from Alaska, South America, Canada and domestically in the Spraberry Trend to the Eagle Ford Shale in South Texas.

Mr. McKinney will report directly to Benjamin W. Hulburt, Rex Energy President and Chief Executive Officer. Mr. McKinney received his Bachelor of Science degree in Petroleum Engineering from the University of Wyoming and his M.B.A. from Pepperdine University.

Rex Energy is also pleased to announce Eric L. Mattson has joined the company’s board of directors. Mr. Mattson currently serves as an investor in and the Chief Financial Officer of Select Energy Services LLC, a privately held oil service company based in Houston, Texas. Notably, Mr. Mattson spent 19 years of his career with Baker Hughes Incorporated where he served as Senior Vice President and Chief Financial Officer. He also serves as a Director of National Oilwell Varco, Inc. Mr. Mattson received his Bachelor of Science degree in Economics and an M.B.A. from The Pennsylvania State University.`

Mr. Hulburt commented, “I am extremely pleased to welcome Mr. McKinney and Mr. Mattson to Rex Energy and think these two gentlemen are valuable additions to our company. I truly believe their extensive knowledge of the oil and gas industry, coupled with executive management experience, will serve to compliment and strengthen Rex Energy’s corporate guidance and execution.”

About Rex Energy Corporation

Rex Energy is an independent oil and gas company operating in the Illinois Basin and the Appalachian Basin of the United States. The company has pursued a balanced growth strategy of exploiting its sizable inventory of lower risk developmental drilling locations, pursuing its higher potential exploration drilling prospects and actively seeking to acquire complementary oil and natural gas properties.

Forward-Looking Statements

Except for historical information, statements made in this release about the proposed offering are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, adverse economic conditions in the United States and globally; the difficult and adverse conditions in the domestic and global capital and credit markets; domestic and global demand for oil and natural gas; volatility in the prices the company receives for oil and natural gas; the effects of government regulation, permitting and other legal requirements; the quality of the company’s properties with regard to, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of the company’s oil and natural gas reserves; the company’s ability to increase production and oil and natural gas income through exploration and development; the company’s ability to successfully apply horizontal drilling techniques and tertiary recovery methods; the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and transportation pipelines; changes in the company’s drilling plans and related budgets; the adequacy of capital resources and liquidity including, but not limited to, access to additional borrowing capacity; and uncertainties associated with the company’s legal proceedings and their outcome. The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission.

The company’s internal estimates of reserves may be subject to revision and may be different from estimates by the company’s external reservoir engineers at year end. Although the company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

For more information, contact:

Julia Williams

Manager, Investor Relations

(814) 278-7130

jwilliams@rexenergycorp.com